UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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GAMESTOP CORP.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS LP HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF PERMIT CAPITAL ENTERPRISE FUND, L.P. PERMIT CAPITAL, LLC PERMIT CAPITAL GP, L.P. JOHN C. BRODERICK ADAM DUKOFF PAUL J. EVANS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

On June 3, 2020, the Stockholder Group issued the following press release and posted it to https://www.RestoreGameStop.com:

GLASS LEWIS JOINS ISS IN RECOMMENDING GAMESTOP STOCKHOLDERS VOTE ON THE WHITE PROXY CARD FOR BOTH OF THE INVESTOR GROUP’S NOMINEES

Investor Group Urges Stockholders to Vote on the WHITE Proxy Card to Elect Paul J. Evans and Kurtis J. Wolf to the GameStop Board

NEW YORK, June 3, 2020 – Hestia Capital Partners LP (“Hestia”), Permit Capital Enterprise Fund, L.P. (“Permit”) and their affiliates (the “Investor Group”), who beneficially own approximately 7.2% of the outstanding shares of GameStop Corp. (NYSE: GME) (the “Company”), announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy voting advisory firm, has recommended that GameStop stockholders vote the Investor Group’s WHITE proxy card FOR the election of Paul J. Evans and Kurtis J. Wolf at the Company upcoming Annual Meeting of Stockholders on June 12, 2020.

The Investor Group encourages its fellow stockholders to read its proxy materials and stockholder letters, which are accessible at www.RestoreGameStop.com.

John Broderick, a Partner with Permit, stated “We are gratified that both leading independent proxy advisory firms, Glass Lewis and ISS, have recognized the need for change at GameStop and have endorsed our efforts to improve its board. We are extremely appreciative of the thoughtful, independent analysis that Glass Lewis performed in recommending the election of Paul Evans and Kurt Wolf.”

Kurtis Wolf, Managing Member of the General Partner of Hestia, added “We believe that Glass Lewis has done all GameStop stakeholders a tremendous service by diligently analyzing the situation, and recommending stockholder-friendly change on GameStop’s Board. If elected, Paul and I look forward to working with GameStop’s other directors to unlock value for the benefit of GameStop employees, customers, vendors and stockholders.”

In its 27-page research report, Glass Lewis performed a detailed analysis of both sides’ positions and considered, among other items, the Company’s persistent operating and stock price underperformance, the market’s sentiment toward the Company’s strategy, and the appointment of new directors that can help execute a turnaround at the Company. Glass Lewis ultimately concluded that stockholders should vote on the WHITE proxy card FOR the election of Paul J. Evans and Kurtis J. Wolf.

In its report, Glass Lewis stated:1

“…after having thoroughly reviewed the information and arguments presented by [Permit/Hestia] and the Company, we believe that [Permit/Hestia] have made a compelling case to support the election of [Permit/Hestia’s] Nominees to the Company’s board.”

Glass Lewis highlighted the value that Mr. Evans and Mr. Wolf would bring to the Board, stating:

•	“In our view, [Permit/Hestia] have accurately highlighted key shortcomings at the Company, particularly with respect to share price performance, operational performance and broader market perception.”
•	“We believe that the addition of [Permit/Hestia’s] Nominees could help the Company to address the foregoing issues given their respective backgrounds and experiences.”
•	“With the board currently being heavily weighted towards executives with retail backgrounds, we believe that the Company could benefit from the addition of new directors who would bring different perspectives along with useful skill sets, such as [Permit/Hestia’s] Nominees.”

In conclusion, Glass Lewis stated:

“Accordingly, we recommend that shareholders vote on the Dissidents’ WHITE proxy card FOR all nominees.”

GAMESTOP STOCKHOLDERS, GLASS LEWIS AND ISS HAVE SPOKEN. THE TIME FOR ACTION IS NOW. VOTE YOUR WHITE PROXY TODAY TO ELECT PAUL J. EVANS AND KURTIS J. WOLF TO THE BOARD AT THE COMPANY’S UPCOMING ANNUAL MEETING.

If you have already voted GameStop’s blue proxy card, a later dated WHITE proxy card will revoke your previously cast vote.

If you have any questions about how to vote, the Investor Group’s proxy solicitor Saratoga Proxy Consulting can be reached at info@saratogaproxy.com or (888) 368-0379.

About Hestia Capital

Hestia Capital is a long term focused, deep value investment firm that typically makes long-term investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner’s expertise in competitive strategy and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community and provide the ‘price dislocations’ which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

About Permit Capital Enterprise Fund

The Permit Capital Enterprise Fund, through its management company, follows an investing philosophy that seeks to identify securities trading at a discount to intrinsic value. The investment approach is bottom-up and focused on the valuation of the securities of individual issuers. The management company’s assessment of intrinsic value is based on its own fundamental research as well as numerous sources of publicly available information.

Contacts:
Kurt Wolf at 724-687-7842
John Broderick at 610-941-5025

1Permission to quote from the Glass Lewis report was neither sought nor obtained. Emphases added.